SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )*


                            TRITON PCS HOLDINGS, INC.

                                (Name of Issuer)


                     Common Stock, par value $0.01 per share

                         (Title of Class of Securities)


                                   89677M 10 6

                                 (CUSIP Number)


                                December 31, 2000
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Private Equity Investors III, L.P.

------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  [  ]

                                             (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,951,372
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,951,372
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                5,951,372
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                11.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                PN
------------------------------------------------------------

                               Page 2 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Rohit M. Desai Associates III, LLC
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  [  ]

                                             (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,591,372
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,951,372
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        5,951,372
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                  [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        11.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                OO
------------------------------------------------------------


                               Page 3 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Equity-Linked Investors - II

------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  [  ]

                                             (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,951,372
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,951,372
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        5,951,372
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                   [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        11.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                PN
------------------------------------------------------------


                               Page 4 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Rohit M. Desai Associates - II
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a)  [  ]

                                                (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,951,372
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,951,372
    WITH       ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        5,951,372
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                     [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        11.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                IA
------------------------------------------------------------


                               Page 5 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Desai Capital Management Incorporated
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [  ]

                                                 (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             11,902,744
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               11,902,744
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        11,902,744
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                  [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        22.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                IA
------------------------------------------------------------


                               Page 6 of 13 pages

---------------------
CUSIP NO. 89677M 10 6
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Rohit M. Desai
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [  ]

                                                 (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        U.S.A.
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             11,902,744
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               11,902,744
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        11,902,744
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                    [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        22.0%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                IN
------------------------------------------------------------


                               Page 7 of 13 pages

CUSIP NO.  89677M 10 6

ITEM 1.

          (a)  Name of Issuer: Triton PCS Holdings, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
                                1100 Cassatt Road
                                Berwyn, PA 19312

ITEM 2.

          (a)  Name of Person Filing:
                        Private Equity Investors III, L.P.("PEI III"); Rohit M. Desai Associates III, LLC
                                ("RMDA III");
                        Equity-Linked Investors -II ("ELI-II");
                        Rohit M. Desai Associates -II ("RMDA II");
                        Desai Capital Management Incorporated
                                ("Desai Capital"); and
                        Rohit M. Desai

          (b)  Address of Principal Business Office or, if none, Residence

                        For all filers:

                        540 Madison Avenue
                        New York, NY 10022

          (c)  Citizenship:

                        For PEI III and RMDA III: Delaware
                        For ELI-II, RMDA II and Desai Capital:
                                New York
                        For Rohit M. Desai: U.S.A.

          (d)  Title of Class of Securities:

                        Common Stock, par value $0.01 per share

          (e)  CUSIP Number: 89677M 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

               N/A


                               Page 8 of 13 pages

        (a)  [ ]     Broker or Dealer registered under Section 15 of the Act

        (b)  [ ]     Bank as defined in section 3(a)(6) of the Act

        (c)  [ ]     Insurance Company as defined in section 3(a)(19) of the Act

        (d)  [ ]     Investment Company registered under section 8 of the
                     Investment Company Act

        (e)  [ ]     Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940 - For Desai Capital only

        (f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)
                     (1)(ii)(F)

        (g)  [ ]     Parent Holding Company, in accordance with
                     Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)

        (h)  [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

        (a)  Amount Beneficially Owned:

             For PEI III, RMDA III, ELI-II, and RMDA II:

                     5,951,372

             For Desai Capital and Rohit M. Desai:

                     11,902,744

        (b)  Percent of Class:

             For PEI III, RMDA III, ELI-II, and RMDA II:

                     11.0%

             For Desai Capital and Rohit M. Desai:

                     22.0%

        (c)  Number of shares as to which such person has:


                               Page 9 of 13 pages

             (i)  sole power to vote or to direct the vote:

                  For PEI III, RMDA III, ELI-II, and RMDA II:

                      5,591,372

                  For Desai Capital and Rohit M. Desai:

                      11,902,744

             (ii) shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or direct the disposition of:

                  For PEI III, RMDA III, ELI-II, and RMDA II:

                      5,951,372

                  For Desai Capital and Rohit M. Desai:

                      11,902,744

             (iv) shared power to dispose or direct the disposition of: 0

     Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, RMDA III, RMDA II, Desai Capital, and Rohit M. Desai hereby declare that the filing of this Statement shall not be construed as an admission that any person other than PEI III or ELI-II is the beneficial owner of any securities covered by this Statement.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A


                               Page 10 of 13 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATIONS.

          N/A



                               Page 11 of 13 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2001

                                          PRIVATE EQUITY INVESTORS III, L.P.
                                          By:  Rohit M. Desai Associates III,
                                                 LLC, its general partner


                                          By:  /s/ Rohit M. Desai
                                              ----------------------
                                          Name:  Rohit M. Desai
                                          Title: Managing Member


                                          EQUITY-LINKED INVESTORS-II
                                          By:  Rohit M. Desai Associates-II,
                                                 its general partner


                                          By:  /s/ Rohit M. Desai
                                              ---------------------
                                          Name:  Rohit M. Desai
                                          Title: Managing Partner


                                          ROHIT M. DESAI ASSOCIATES III, LLC


                                          By:  /s/ Rohit M. Desai
                                              ---------------------
                                          Name:  Rohit M. Desai
                                          Title: Managing Member


                                          ROHIT M. DESAI ASSOCIATES-II


                                          By:  /s/ Rohit M. Desai
                                              ---------------------
                                          Name:  Rohit M. Desai
                                          Title: Managing Partner



                               Page 12 of 13 pages

                                          DESAI CAPITAL MANAGEMENT INCORPORATED


                                          By:  /s/ Rohit M. Desai
                                              ---------------------
                                          Name:  Rohit M. Desai
                                          Title: President



                                            /s/ Rohit M. Desai
                                           ---------------------
                                           Rohit M. Desai


                               Page 13 of 13 pages

                                  EXHIBIT INDEX

        Exhibit        Description
        ---------------------------

        Exhibit A      Identification and Classification of Members of the Group

        Exhibit B      Agreement of Joint Filing, dated as of February 14, 2001,
                       by and among Private Equity Investors III, L.P.,
                       Equity-Linked Investors-II, Rohit M. Desai Associates
                       III, LLC, Rohit M. Desai Associates-II, Desai Management
                       Incorporated and Rohit M. Desai.